Exhibit 99.1- Press Release

ESTEEM WIRELESS MODEMS

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY INC. ANNOUNCES
1st QUARTER 2010 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- May 14, 2010 --- Electronic Systems Technology, Inc. (EST) (OTCBB: ELST), dba ESTeem Wireless Modems, the manufacturer of the ESTeem product line of wireless modems, today announced sales and results of operations for the three month period ending March 31, 2010.

EST reported sales for the first quarter 2010, of $555,029 compared to $452,130 for the same quarter in 2009.  Gross revenues for the first quarter of 2010 increased to $558,576, compared with gross revenues of $462,983 in the first quarter of 2009.  The Company recorded net income for the first quarter of 2010 of $35,372, or $0.01 per share, compared with a net loss of $(1,564) or $(0.00) per share for the first quarter of 2009.

Selected Statement of Operations Information Summary (Unaudited)
	Three Months Ended
	March 31 2010	March 31 2009
Sales	$ 555,029	$ 452,130
Other Revenues	3,547	10,853
Gross Revenues	$ 558,576	$ 462,983
Net income (loss) before tax	40,072	(4,664)
Net Income (loss)	35,372	(1,564)
Weighted average common shares outstanding	5,158,667	5,158,667
Basic Earnings (Loss)per Share	$ 0.01	$(0.00)
Diluted Earnings (Loss) per Share	$ 0.01	$(0.00)

Selected Balance Sheet Information (Unaudited)
	March 31 2010	December 31 2009
Cash and cash equivalents	$ 954,673	$ 919,608
Total current assets	3,055,190	2,967,352
Property & equipment (net)	62,619	70,580
Total assets	3,154,084	3,070,872
Total current liabilities	139,246	90,000
Long-term debt	-0-	-0-
Stockholders' equity	2,995,938	2,959,372

Contact Jon Correio at Electronic Systems Technology, Inc. for additional information.

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM